Exhibit 99.1

Hour Loop Reports First Quarter of 2026 Results

Continued Profitability Despite a Challenging Economic Environment

Redmond, WA, May 12, 2026 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop” or the “Company”), a leading online retailer, announces its financial and operational results for the quarter ended March 31, 2026.

Financial Highlights for First Quarter of 2026:

●	Net revenues increased 16% to $29.9 million, compared to $25.8 million in the year-ago period;
●	Net income increased to $0.82 million, compared to $0.65 million in the year-ago period; and
●	Cash used in operating activities was $2.2 million, compared to cash used in operating activities of $0.0 million in the year-ago period.

Management Commentary

“We are pleased to share our first quarter 2026 financial results as we kicked off the year with strong momentum,” said Sam Lai, CEO and interim CFO of Hour Loop. “Revenue grew 16% year-over-year, supported by solid demand, stronger execution and the continued strength of our operating strategy.”

“Gross margin was modestly lower compared to the year-ago period, primarily due to higher inbound costs and storage fees, as we took a more proactive approach to inventory purchasing following the discontinuation of the platform’s labeling service. While this approach resulted in higher inventory levels, we believe maintaining a stronger inventory position is important to supporting product availability and more stable sales performance over time.”

“We also remained disciplined in managing operating expenses, which increased only 12% year-over-year. This reflects our continued focus on operational efficiency and our ability to support business growth while maintaining cost control. While this strategy also resulted in a significant increase in inventory levels, we believe the enhanced inventory position supports improved product availability and more stable sales performance going forward.”

“We would like to thank our team members around the world for their continued dedication and contributions, as well as our shareholders for their continued trust and support. We remain focused on reinforcing the foundation we have built, while positioning the Company for future opportunities. We believe that everything we are doing today—strengthening our operations, improving efficiency, expanding opportunities and maintaining financial discipline—represents a critical building block for sustainable growth and long-term value creation.”

First Quarter of 2026 Financial Results

Net revenues in the first quarter of 2026 were $29.9 million, compared to $25.8 million in the same period last year. The increase was primarily driven by expanded inventory availability, which supported improved product availability and sales execution.

Gross profit as a percentage of net revenues decreased to 53.5%, compared to 54.7% in the same period last year. The decrease was mainly driven by higher storage fees and inbound costs resulting from increased purchasing activity and a larger inventory base.

Operating expenses as a percentage of net revenues in the first quarter of 2026 decreased to 49.7%, compared to 51.2% in the same period last year. The decrease was mainly attributable to greater operating leverage and continued efficiency improvements.

Net income in the first quarter of 2026 was $0.82 million, or $0.02 per diluted share, compared to net income of $0.65 million, or $0.02 per diluted share, in the same period last year. The increase was driven by increased costs and decreased expenses because of the reasons mentioned above.

As of March 31, 2026, the Company had $0.9 million in cash and cash equivalents, compared to $3.8 million as of December 31, 2025. This decrease was driven by payments to related parties and additional investment in inventory.

Full Year 2026 Financial Outlook

Hour Loop reaffirms its guidance for the full year, anticipating 2026 net revenue to be in the range of $143.0 million to $163.0 million, representing flat to 15% year-over-year growth. The Company continues to expect 2026 net income to be in the range of $0.75 million to $1.5 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round, including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share and per share data)

As of March 31, 2026 and December 31, 2025

(Unaudited)

	March 31, 2026	December 31, 2025

ASSETS
Current assets
Cash	$992,886	$3,792,033
Accounts receivable, net	865,136	235,959
Inventory, net	21,087,764	18,298,935
Prepaid expenses and other current assets	815,044	619,261
Total current assets	23,760,830	22,946,188

Property and equipment, net	87,666	95,917
Deferred tax assets	398,429	609,964
Operating lease right-of-use lease assets	145,424	169,368
Total non-current assets	631,519	875,249
TOTAL ASSETS	$24,392,349	$23,821,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,784,011	$6,200,526
Credit cards payable	3,068,467	3,707,976
Short-term loan	626,076	637,348
Operating lease liabilities-current	90,728	92,362
Income taxes payable	105,962	51,147
Accrued expenses and other current liabilities	764,060	2,226,387
Due to related parties	2,060,418	3,810,418
Total current liabilities	16,499,722	16,726,164

Non-current liabilities
Operating lease liabilities-non-current	60,081	83,271
Deferred tax liabilities	17,822	18,143
Total non-current liabilities	77,903	101,414
Total liabilities	16,577,625	16,827,578
Commitments and contingencies	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of March 31, 2026 and December 31, 2025	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,183,890 and 35,176,320 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	3,518	3,518
Additional paid-in capital	5,877,682	5,862,683
Retained earnings	1,933,156	1,109,674
Accumulated other comprehensive income	368	17,984
Total stockholders’ equity	7,814,724	6,993,859

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,392,349	$23,821,437

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In U.S. Dollars, except for share and per share data)

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

	Three Months Ended March 31,
	2026	2025

Revenues, net	$29,930,342	$25,837,090
Cost of revenues	(13,912,567)	(11,691,792)
Gross profit	16,017,775	14,145,298

Operating expenses
Selling and marketing	12,598,641	11,246,997
General and administrative	2,277,006	1,977,436
Total operating expenses	14,875,647	13,224,433

Income from operations	1,142,128	920,865

Other (expense) income
Other (expense) income	(1,808)	301
Interest expense	(33,938)	(47,055)
Other income	26,758	61,825
Total other (expense) income, net	(8,988)	15,071

Income before income taxes	1,133,140	935,936
Income tax expense	(309,658)	(281,419)

Net income	823,482	654,517

Other comprehensive loss
Foreign currency translation adjustments	(17,616)	(13,536)

Total comprehensive income	$805,866	$640,981

Basic and diluted earnings per common share	$0.02	$0.02
Weighted-average number of common shares outstanding	35,183,554	35,151,351

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

	Three Months Ended March 31,
	2026	2025

Cash flows from operating activities
Net income	$823,482	$654,517
Reconciliation of net income to net cash used in operating activities:
Depreciation expenses	12,245	14,126
Amortization of operating lease right-of-use lease assets	21,038	55,383
Deferred tax assets	211,535	238,899
Stock-based compensation	14,999	15,000
Inventory allowance	409,455	497,347
Unrealized foreign exchange gain	(35,568)	(24,826)
Changes in operating assets and liabilities:
Accounts receivable	(629,177)	1,256,305
Inventory	(3,198,284)	(1,746,197)
Prepaid expenses and other current assets	(195,783)	(286,791)
Accounts payable	3,583,485	2,683,231
Credit cards payable	(639,509)	(985,515)
Accrued expenses and other current liabilities	(2,612,327)	(2,338,386)
Operating lease liabilities	(21,809)	(56,984)
Income taxes payable	54,815	-
Net cash used in operating activities	(2,201,403)	(23,891)

Cash flows from investing activities:
Purchases of property and equipment	(5,662)	(720)
Net cash used in investing activities	(5,662)	(720)

Cash flows from financing activities:
Payments to related parties	(600,000)	(839,000)
Net cash used in financing activities	(600,000)	(839,000)

Effect of changes in foreign currency exchange rates	7,918	4,152

Net change in cash	(2,799,147)	(859,459)

Cash at beginning of period	3,792,033	2,119,581

Cash at end of period	$992,886	$1,260,122

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,302	$4,986
Cash paid for income tax	$2,630	$6,230

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.